Exhibit 99.2

GOLD BAG SIGNS AGREEMENT TO ACQUIRE HIGH GRADE GOLD MINE IN MEXICO

NOVEMBER 17, 2010, Reno, NV, Gold Bag Inc. (OTC:GBGI) and its new wholly owned subsidiary, Focus Gold Mexico Corp. (“FGM”), have signed a definitive agreement to acquire Fairfields Gold S.A. de CV (“Fairfields”), a private Mexican corporation.  Fairfields holds an option to acquire 100% of the Huicicila Gold Mine (the “Project”) in Nayarit, Mexico.  The Huicicila project is a high grade gold-silver mesothermal vein system with strong possibilities to become a large high grade ore deposit.  The Project is located 25 kilometres southeast of Tepic and 10 kilometeres northwest of Compostela in the State of Nayarit and was historically mined by Asarco into the 1930’s.  The Project is covered by five mining claims with a surface area of 1,012 hectares.  At present, at least 9 veins are known within the property, with only one being explored recently, namely the Miravalles vein.

Under the terms of the definitive agreement, GBGI will issue 12 million restricted shares of GBGI to the shareholders of Fairfields in exchange for 100% of the issued and outstanding shares of Fairfields.   Fairfields shareholders will also have the opportunity to receive additional shares based on performance as per the following schedule:

Resource Estimate Date	Indicated Reserves	Payment Obligation

18 months after Closing Date	475,000 oz Au (equivalent)	$1,250,000

24 months after Closing Date	750,000 oz Au (equivalent)	$1,250,000

36 months after Closing Date	1,025,000 oz Au (equivalent)	$1,250,000

48 months after Closing Date	1,300,000 oz Au (equivalent)	$1,250,000

Any future payments would be made in shares based on the 20 day average price of GBGI stock prior to the required payment date.

In addition, Fairfields shareholders will also receive options to acquire up to 25% of Focus Gold Mexico Corp., a newly incorporated wholly owned subsidiary of GBGI, created to acquire Fairfields.  The option price payable upon the exercise shall be 25% of the aggregate value of the outstanding Focus Gold Mexico Shares at the time of exercise of the Option calculated as the sum of (i) $5,000,000, (ii) the dollar value of all payments made in respect of the deferred payments outlined above as at the date of exercise of the Option, and (iii) the dollar value of any shareholders’ equity contributed into Fairfields Gold Mexico after the Closing Date until the date of exercise of the Option.

As part of the transaction, Fairfields will be appointing one member to the board of directors of GBGI and the Fairfields management team will be staying on to help operate the Project going forward.  The acquisition is expected to close in December 2010.

Grant White, CEO of GBGI commented, “Through this transaction we are acquiring a very attractive high grade gold-silver asset in Mexico with significant upside potential.  The historical information clearly indicates high grade gold values and with nine known vein systems and minimal historical investment we feel there is an opportunity to develop a highly profitable gold mining operation with scale.  Consistent with our strategy we will invest in further defining the mineral resources on this Project,  In addition, we will invest in commencing production within the next 12 months.  The tunnel infrastructure is already in place in some areas making the infrastructure cost minimal when compared to the cash flow generated.  We are also very excited to be working with the Fairfields management team in Mexico and believe with their experience, business network and local knowledge that we will be able to source additional high return gold projects in Mexico.”

About Gold Bag Inc.

Gold Bag Inc. is a Company focused on acquiring and developing gold mining properties primarily in the Americas including a recently signed option agreement with Victoria Gold (TSXV:VIT) for two properties in the Timmins Mining District and through its wholly owned subsidiary Focus Gold Mexico Corp.  For further information please visit www.goldbag.com or www.focusgoldcorp.com.

Grant White, CEO

(416)-723-0418

Desert Son Investor Relations
Kurt Schemers
(623) 465-0844